EXHIBIT 99
NEWS RELEASE
FOR IMMEDIATE RELEASE / FRIDAY, DECEMBER 10, 2004
Contact: Chad Hyslop or Jim Baumgardner (208) 331-8400
chyslop@americanecology.com     www.americanecology.com
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                 AMERICAN ECOLOGY INCREASES SHEFFIELD, ILLINOIS
                          CLOSURE, POST-CLOSURE RESERVE

                $715,000 CHARGE TO BE RECORDED IN FOURTH QUARTER

     BOISE, Idaho - James Baumgardner, Senior Vice President and Chief Financial Officer of American Ecology Corporation [NASDAQ: ECOL], today announced that the Company has increased its estimate for closure and post-closure costs for hazardous waste disposal areas formerly operated by the Company near Sheffield, Illinois by $715,000. The revised cost estimate and increase in the related reserve was based on a review of planned remediation activities and related environmental monitoring work. An independent environmental consulting firm provided peer review of the Company's planned activities and estimated future costs.

     "This increase in our Sheffield reserve reflects a more refined estimate of future costs required to meet our future obligations at the site based on the best information currently available," Baumgardner said.

     Accounting for closure and post closure liabilities is governed by Statement of Financial Accounting Standard (SFAS) No. 143, "Accounting for Asset Retirement Obligations." The result of the change in estimated costs and the application of SFAS No. 143 will be an additional $715,000 expense and a commensurate increase in the closure and post closure reserve during the fourth quarter of 2004. Including the $715,000, the updated reserve for the Sheffield hazardous waste disposal area is now $2,489,000. Consistent with SFAS No. 143, the Company periodically, but at least annually, reviews closure and post closure reserves for adequacy. The Company will review its remaining closure and post closure reserves at year-end, however, management knows of no facts or circumstances at this time that would result in a material adjustment in other reserves.

     Subsidiary US Ecology, Inc. operated two adjacent hazardous waste disposal units at the Sheffield site from 1967 to 1983. The Company's post-closure plan was accepted by the State of Illinois in 1997.


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     Chief Executive Officer and President, Stephen Romano, commented "We continue to be pleased with progress at the Sheffield site and believe the updated reserve will be sufficient to cover the Company's future obligations."

     The Company also reported that the $1,401,000 reserve established for its former hazardous waste deep-well injection facility in Winona, Texas will not be revised in 2004 pending the outcome of ongoing studies at the site. Management plans to review the adequacy of the Winona reserve based on additional studies and regulatory consultations with the State of Texas in 2005. The financial impact of this review cannot be estimated at this time.

     American Ecology Corporation, through its subsidiaries, provides radioactive, PCB, hazardous and non-hazardous waste services to commercial and government customers throughout the United States, such as nuclear power plants, steel mills, medical and academic institutions and petro-chemical facilities. Headquartered in Boise, Idaho, American Ecology is the oldest radioactive and hazardous waste services Company in the United States.

     This press release contains forward-looking statements that are based on our current expectations, beliefs, estimates, and assumptions about the industry and markets in which American Ecology Corporation and its subsidiaries operate. Actual results may differ materially from what is expressed herein and no assurance can be given that the company can successfully implement its growth strategy, generate future earnings, or that closure and post-closure estimates will be sufficient to cover future obligations. For information on factors that could cause actual results to differ from expectations, please refer to American Ecology Corporation's Report on Form 10-K, and most recent Form 10-Q filed with the Securities and Exchange Commission.

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